UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/04/2007

American Mold Guard, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32862

California	74-3077656
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

30270 Rancho Viejo Road, Suite E, San Juan Capistrano, California 92675
(Address of principal executive offices, including zip code)

949-240-5144
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On October 3, 2007, American Mold Guard, Inc. and its affiliates, successors and assigns (the "Company") and Mr. Thomas Blakeley entered into a separation agreement and general release (the "Separation Agreement"). In accordance with the Separation Agreement, Mr. Blakeley confirmed his immediate resignation as a member of the board of directors and as Chairman of the Board and Chief Executive of the Company under the employment agreement between Mr. Blakeley and the Company dated as of January 1, 2004 (the "Employment Agreement"). Pursuant to the Separation Agreement, Mr. Blakeley will not be eligible for any benefits or compensation, other than as specifically provided in the Separation Agreement.

Pursuant to the Separation Agreement, the Company will pay for Mr. Blakeley's health, vision and dental insurance premiums for 12 months in the aggregate. Further, all outstanding stock options, stock appreciation rights, stock purchase rights, restricted stock rights and any similar rights held by Mr. Blakeley that are fully vested and exercisable on the date of his separation from the Company (the "Separation Date") may be exercised by Mr. Blakeley within twelve (12) months after the Separation Date. Any and all stock options, stock appreciation rights, stock purchase rights, restricted stock rights and any similar rights held by Mr. Blakeley that are not fully vested and exercisable on the Separation Date shall be terminated and canceled.

Mr. Blakeley will provide consulting services to the Company for a period of 12 months following the Separation Date. Mr. Blakeley will be entitled to a consulting fee payable in a single lump sum payment within five days of the date of the Separation Agreement.

A copy of the Separation Agreement is attached hereto as Exhibit 10.1.

Item 1.02.    Termination of a Material Definitive Agreement

In connection with the execution of the Separation Agreement, the Company and Mr. Blakeley agreed that the Employment Agreement and all monetary and other entitlements thereunder would be terminated. The Employment Agreement had an initial five-year term (terminating January 1, 2009) and was subject to automatic renewal for successive three-year terms unless either the Company or Mr. Blakeley gave the other party to the Employment Agreement 90 days' prior written notice of his or its intent not to renew. For the 2007 year, the Employment Agreement provided for an annual base salary of $270,000 per year. The base salary was subject to increase based on the Company achieving various revenue milestones as set forth as follows:

Quarterly Revenue        Base Salary
   $4,000,000                 $320,000
   $5,500,000                 $370,000
   $7,000,000                 $420,000
   $8,500,000                 $470,000

In addition, Mr. Blakeley was able to earn discretionary bonuses, including participation in the Company's Annual Reward Plan, and to participate in the Company's incentive compensation and fringe benefit programs, including a car allowance.

Under the Employment Agreement, in the event the Company terminated Mr. Blakeley's employment for any reason other than death, disability or "justifiable cause" (defined to include any willful breach by Mr. Blakeley of his duties under the agreement or his conviction of any crime involving our property or any crime constituting a felony), Mr. Blakeley would have beeen entitled to a severance payment equal to 24 months of his then current monthly base salary plus target bonus as in effect on the last day of his employment and reimbursement for the cost of maintaining his medical and dental insurance for 24 months. In the event of a termination in connection with a "change in control" or by Mr. Blakeley for "good reason" (defined to include a relocation more than 30 miles from Irvine, California and a material reduction of Mr. Blakeley's base salary, duties or authority), Mr. Blakeley would have been entitled to a lump sum payment equal to his unpaid, annualized base salary for the remainder of the year in which the termination occured and a lump sum payment equal to three times the highest annual compensation (salary plus bonus) for any of the three calendar years immediately preceding the date of his termination.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 4, 2007, Thomas Blakeley resigned as Chairman of the Board and Chief Executive Officer of the Company and any of its affiliates. In addition, on October 4, 2007, Mr. Blakeley resigned as a member of the Company's and any of its affiliates board of directors.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Mold Guard, Inc.

Date: October 05, 2007	By:	/s/ Paul Bowman
Paul Bowman
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Separation Agreement by and between American Mold Guard, Inc. and Thomas Blakeley dated October 4, 2007
EX-10.2	Settlement and Release Agreement dated October 4, 2007
EX-99.1	Resignation Letter of Thomas Blakeley
EX-99.2	Press Release of American Mold Guard, Inc. Issued October 5, 2007 Announcing Resignation of Thomas Blakeley